Exhibit 10.26

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

MICROSPHERES YIELD IMPROVEMENT PROJECT AGREEMENT

This Microspheres Yield Improvement Project Agreement (the “Agreement”) is entered into as of December 20, 2007 (the “Effective Date”) by and between:

E. I. du Pont de Nemours and Company, a company incorporated under the laws of the State of Delaware, United States of America, and having its principal place of business at 1007 Market Street, Wilmington, Delaware 19898, USA, (“DuPont”), and

BioSphere Medical, Inc., a company incorporated under the laws of the State of Delaware, United States of America, and having its principal place of business at 1050 Hingham Street, Rockland, MA 02370, USA (“BioSphere”).

WHEREAS, DuPont is a company engaged in research regarding specialized particle materials for catheter delivered embolotherapy;

WHEREAS, BioSphere is a company engaged in the manufacture and sale of Embosphere® and EmboGold® Microspheres for use in uterine fibroid embolization and peripheral arteriovenous malformations;

WHEREAS, the parties have entered into a Collaboration Agreement of even date herewith (the “Collaboration Agreement”) that contemplates that the parties will enter into project agreements for several projects in the field of embolization; and

WHEREAS, the parties wish to undertake a project to test and evaluate the application of DuPont know-how to the manufacturing of BioSphere’s Embosphere® and EmboGold® Microsphere products in order to improve the manufacturing yield of such manufacturing processes;

NOW, THEREFORE, the parties agree as follows:

1.             DEFINITIONS

1.1.          “Affiliate” means any person, any corporation, limited liability company, partnership or other entity (collectively, “Person”) that directly or indirectly controls or is controlled by or is under common control with such Person.  For this purpose, “control” means ownership, directly or indirectly through one or more Affiliates, of at least 50% of the voting stock or other equity interests of the other entity or possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership or control of voting securities, by contract or otherwise.

1.2.          “BioSphere Background Intellectual Property” means all Intellectual Property owned or licensed by BioSphere as of the Effective Date.

1.3.          “BioSphere Manufacturing Process” means BioSphere’s process or processes for manufacturing the Products existing as of the Effective Date.

1.4.          “Developed Technology” means any and all inventions, ideas and information, whether or not patentable, conceived and reduced to practice as a result of the work performed pursuant to the Project.  Developed Technology shall not include DuPont Background Intellectual Property or BioSphere Background Intellectual Property.

1.5.          “DuPont Background Intellectual Property” means all Intellectual Property owned or in-licensed by DuPont as of the Effective Date, as to which DuPont has the ability at the relevant time to grant, without incurring expense, nonexclusive licenses or nonexclusive sublicenses respectively, in relation to the technology encompassed by the Implementation Plan in the Territory.

1.6.          “Implementation Plan” means the document prepared by DuPont upon completion of Phase 4 of the Work Plan (i) specifying the procedural improvements to the BioSphere Manufacturing Process resulting from the Project that will bring the average manufacturing yield for the Product to at least [**] percentage points higher than the Baseline Yield calculated in accordance with Section 8.3.4 hereof and (ii) identifying those aspects of the procedural improvements and Developed Technology that may be appropriate for patenting consideration.

1.7.          “Improved-Process Product” means (i) all Products manufactured by or on behalf of BioSphere or its Affiliates using a process that incorporates all or some of the procedural improvements specified in the Implementation Plan and (ii) all micro porous beads manufactured by or on behalf of BioSphere or its Affiliates using a manufacturing process substantially similar to the process then used in the manufacture of Products and incorporating all or some of the procedural improvements specified in the Implementation Plan.

1.8.          “Intellectual Property” means all patents, patent applications, trade secrets and know-how.

1.9.          “Product” means all Embosphere® and EmboGold® Microspheres manufactured by or on behalf of BioSphere or its Affiliates.

1.10.        “Project” means the research and analysis conducted by each of the parties in order to improve the average manufacturing yield of the BioSphere Manufacturing Process to at least [**] percentage points higher than the Baseline Yield.

1.11.        “Project Coordinator” means the representative designated by each of the parties as set forth in Section 2.2.

1.12.        Steering Committee” means a committee established by the parties in accordance with Section 2.1.

1.13.        “Territory” means United States of America, the member states of the European Union as of the Effective Date, Brazil and such other countries as identified in writing by BioSphere.

1.14.        “Work Plan” means an outline of the tasks and timelines associated with the Project and an allocation of each party’s responsibility in relation to the Project attached hereto as Schedule A.

2.             STEERING COMMITTEE AND PROJECT COORDINATORS.

2.1.          Steering Committee.

2.1.1.       Composition.  The parties shall establish the Steering Committee, which shall be comprised of two (2) representatives of each party.  DuPont’s representatives to the Steering Committee shall consist of [**] and [**] (or designee(s) of similar rank).  BioSphere’s representatives to the Steering Committee shall consist of [**] and [**] (or designee(s) of similar rank).  Either party may replace its respective Steering Committee members at any time, upon written notice to the other party.

2.1.2.       Function.  The Steering Committee shall approve any changes to the Work Plan, attempt to resolve any issues that cannot be resolved by the

Project Coordinators and perform such other tasks as are agreed upon by the parties.

2.1.3.       Meetings.  So long as work is being conducted on the Project hereunder, the Steering Committee, either in person or by telephone, shall meet upon the reasonable request of either party.  Each party shall be responsible for all travel and other costs for its representatives to attend any such meetings.

2.1.4.       Voting.  Decisions of the Steering Committee shall be made by unanimous agreement, with each party having a single vote.

2.2.          Project Coordinators.

2.2.1.       DuPont’s Project Coordinator will be [**], and BioSphere’s Project Coordinator will be [**].  Either party can change its Project Coordinator during the term of the Agreement by providing written notice of the identity of its new Project Coordinator to the other party.

2.2.2.       The Project Coordinators will manage the Project in accordance with the Work Plan.  The Project Coordinators shall coordinate the research and development efforts relating to the Project, serve as primary communication points between the parties with respect to the Project, and expedite the progress of work being performed hereunder.

2.2.3.       So long as work is being conducted on the Project hereunder, the Project Coordinators will meet, either in person or by telephone, at the reasonable request of either party.

3.             RESPONSIBILITIES AND DUTIES OF THE PARTIES

3.1.          DuPont and BioSphere will use reasonable efforts to complete the activities described in the Work Plan attached as Schedule A.  The Work Plan may be amended upon the mutual written consent of the parties.

3.2.          Each party will use reasonable efforts to provide the services of appropriate personnel for the activities described in the Work Plan for which it is responsible.  The amount and nature of each party’s contribution of personnel services will be within the sole discretion of each party.  In the event that personnel provided is not directly employed by the party contributing the services of such personnel, then the party contributing the services of such personnel will see to it that such personnel is subject to appropriate nondisclosure and invention assignment agreements prior to beginning any work.

3.3.          Each party will use reasonable efforts to provide appropriate facilities, materials and information for the activities described in the Work Plan for which it is responsible.  Except as provided in this Agreement and the accompanying Work Plan, the amount and nature of each party’s contribution of facilities, materials and information will be within the reasonable discretion of each party; provided that such contribution is sufficient to achieve the purpose of this Agreement.

3.4.          The parties will share with each other data and information collected during the conduct of the Work Plan.  Following delivery of the Implementation Plan, DuPont will disclose to BioSphere all Developed Technology, not previously disclosed, necessary to implement the Implementation Plan or otherwise exercise the licenses granted in Article 7.  The terms of Article 5 will apply to all disclosures of Confidential Information by the parties.

3.5.          After completion of submission of the Implementation Plan by DuPont as set forth in the Work Plan, BioSphere will determine, in its sole discretion, whether to implement any changes to the BioSphere Manufacturing Process set forth in the Implementation Plan.  BioSphere will inform DuPont if it intends to implement any portion(s) of the Implementation Plan in the manufacturing of Product in or for sale in the Territory as soon as reasonably practicable, but no later than [**] days after BioSphere has decided to implement such portion of the Implementation Plan.

3.6.          Except where specifically provided in this Agreement and accompanying Work Plan, the parties will each bear their own costs incurred in connection with the work hereunder.  The amount and nature of such costs are within the sole discretion of each party.

4.             TERM AND TERMINATION

4.1.          Term.  This Agreement will be effective as of the Effective Date and will continue thereafter for a period of fifteen (15) years from the date that BioSphere first implements any portion of the Implementation Plan in the manufacturing of Improved-Process Product in or for sale in the Territory.

4.2.          Early Termination by Either Party.  Prior termination of this Agreement may, however, be made by either party in writing in the event that:

4.2.1.       the other party commits a breach of the terms of the Agreement, which breach has not been remedied within fourteen (14) days following notification of the breach; or

4.2.2.       the other party becomes insolvent, appoints a receiver, administrator, liquidator or other similar officer, has any case or proceeding commenced or other action taken by or against itself in bankruptcy that is not dismissed within sixty (60) days of filing, or otherwise commences winding up proceedings.

4.3.          Early Termination by DuPont.  Notwithstanding the foregoing, DuPont may terminate this Agreement upon fourteen (14) days’ prior written notice in the event that:

4.3.1.       DuPont determines, in its reasonable discretion after consultation with the Steering Committee, that the purpose of the Project cannot be achieved;

4.3.2.       the parties have not executed a binding project agreement for another project pursuant to the Collaboration Agreement within one hundred eighty (180) days after the Effective Date;

4.3.3.       BioSphere has not informed DuPont, within ninety (90) days after DuPont has provided the Implementation Plan to BioSphere, that BioSphere intends to implement any portion of the Implementation Plan in the manufacturing process for Product in or for sale in the Territory;

4.3.4.       BioSphere has not implemented any portion of the Implementation Plan in the manufacturing process for Product in or for sale in the Territory within one hundred twenty (120) days after DuPont has provided the Implementation Plan to BioSphere;

4.3.5.       BioSphere assigns this Agreement to an Affiliate or to a successor to or purchaser of all or substantially all of the business or assets of BioSphere or as part of a reorganization, amalgamation, merger, or change of control of BioSphere; or

4.3.6.       there is a change in ownership of fifty percent (50%) or more of the ownership or controlling interest (whether in the form of stock or otherwise) of BioSphere, or if BioSphere consolidates with or merges into another corporation or entity or permit one or more other corporations or entities to consolidate or merge into it;

provided that, the termination rights set forth in Sections 4.3.1, 4.3.2, 4.3.5, and 4.3.6 can only be exercised by DuPont prior to the delivery of the Implementation Plan.

4.4.          Early Termination by BioSphere.  Notwithstanding the foregoing, BioSphere may terminate this Agreement, without financial penalty, upon fourteen (14) days’ prior written notice in the event that DuPont has not delivered the Implementation Plan within eighteen (18) months of the Effective Date; provided that such 18-month period shall be suspended during any delay in delivery of the Implementation Plan that is caused in whole or in part by BioSphere.

4.5.          Effect of Termination or Expiration.  Termination will be without prejudice to any other rights or obligations as may then exist between the parties or any payment obligations that accrued prior to termination.  On termination or expiration, all Confidential Information disclosed by one party to the other will, upon the written request of the disclosing party, be returned by the recipient to the disclosing party (except as provided in Section 5.6 or except as necessary to exercise any licenses surviving such termination or expiration).  The following provisions will survive termination or expiration of the Agreement:  Section 7.2, Article 4 (Termination); Article 5 (Confidentiality); Article 6 (IP Ownership); Article 9 (Disclaimers and Limitations); Article 10 (Indemnification); Article 12 (General Provisions) with the exception of Sections 12.4 and 12.5.

5.             CONFIDENTIALITY

5.1.          Confidential Information.  During the conduct of the Project, the parties will exchange valuable confidential information and samples which will be disclosed on the following terms and conditions:

5.1.1.       such information is “Confidential Information” if it is disclosed in writing by the disclosing party and identified as proprietary or confidential or if it is otherwise disclosed and identified in writing as proprietary or confidential by the disclosing party within thirty (30) days of the disclosure;

5.1.2.       such samples are “Confidential Information” if they are delivered by the disclosing party and identified in writing as proprietary or confidential by the disclosing party, and information or knowledge obtained by inspection of such samples is “Confidential Information”;

5.1.3.       the terms and conditions of this Agreement are “Confidential Information” of each party;

5.1.4.       the BioSphere Manufacturing Process is “Confidential Information” of BioSphere;

5.1.5.       all information learned by one party through visiting the facilities of the other party, which information would be reasonably understood to be the type of information that should be treated as proprietary or confidential, is “Confidential Information” of the party whose facilities are visited; and

5.1.6.       the Implementation Plan will be (i) “Confidential Information” of DuPont prior to payment of the First Milestone Payment and the Second Milestone Payment and (ii) “Confidential Information” of BioSphere after payment of the First Milestone Payment and the Second Milestone Payment.  Notwithstanding that the Implementation Plan will be deemed “Confidential Information” of DuPont prior to the payments described in clause (i), at no time may DuPont use the Implementation Plan except for the purposes of this Agreement, and, in the event that this Agreement is terminated prior to the First Milestone Payment and Second Milestone Payment being made, DuPont will destroy the Implementation Plan immediately following such termination.

5.2.          Non-Use and Confidentiality.  The receiving party will not use Confidential Information other than for the purpose of this Agreement and will not disclose Confidential Information to any third party during the term of the Agreement and for a period of [**] years after the termination or expiration of the Agreement, without first obtaining the written agreement from the disclosing party; provided, however, this obligation will not apply to any information which:

5.2.1.       is or becomes known to the public through no fault of the receiving party;

5.2.2.       is known to the receiving party prior to its receipt from the disclosing party, as shown by prior written records of the receiving party;

5.2.3.       becomes known to the receiving party by disclosure from a third party who has a lawful right to disclose the information;

5.2.4.       is subsequently developed by the receiving party independently of the information received from the disclosing party; or

5.2.5.       is required to be disclosed by order of a court or other government entity of competent jurisdiction (provided, that the receiving party required to make such disclosure immediately gives written notice to the disclosing party of its obligation to make such disclosure and assists the receiving party in obtaining a protective order and other remedies).

5.3.          Restricted Dissemination.  Each party agrees to restrict dissemination of Confidential Information received hereunder from the other party or the other party’s Affiliates only to those employees who need the Confidential Information in the performance of work under this Agreement.  Each party may disclose Confidential Information to its Affiliates provided each party ensures that such Affiliates abide by the confidentiality provisions of this Agreement.  Notwithstanding the foregoing and the exception set forth in Section 5.2.5, unless otherwise agreed in writing, DuPont shall disclose no Developed Technology in any patent or patent application filed in the United States or any other national or regional patent granting authority.

5.4.          Samples Provided to Third Parties.  Should BioSphere and DuPont jointly decide to provide any sample to, or have any Product or related material developed under this Agreement tested by, another party (such as a university or a private company), or to involve another party in the Project, arrangements will be promptly made for appropriate secrecy agreement(s) to be signed with such party(ies) to protect the parties’ proprietary rights.

5.5.          Permitted Disclosures.  Notwithstanding the provisions of this Article 5, either party may disclose Confidential Information of the other party to the extent such disclosure:  (a) is required by law or regulation (including to comply with any applicable securities regulation, stock exchange or NASDAQ disclosure requirements); provided that the receiving party shall give the disclosing party prior written notice, shall use reasonable efforts to limit disclosure, and shall make reasonable efforts to obtain confidential treatment or a protective order for the disclosure so ordered; or (b) to any investors, prospective investors, lenders, and other potential financing sources who are obligated to keep such information confidential.

5.6.          Return of Confidential Information.  Upon the written request of the disclosing party, the receiving party will promptly return all Confidential Information provided to it by the disclosing party (including all copies and results of all tests); provided, however, the receiving party may retain one copy of the Confidential Information in the files of its legal department or attorney in accordance with the terms of this Agreement to be used only if there is a dispute regarding compliance with this Agreement.

5.7.          Equitable Relief.  Each party acknowledges that improper use or disclosure of the Confidential Information of the other party in violation of this Article 5 would cause substantial harm to the other party and that such harm could not be remedied by the payment of damages alone.  Accordingly, each party will be entitled to preliminary and permanent injunctive relief and other equitable relief for any breach of this Article 5 by the other party, without prejudice to all other remedies available at law or in equity.

6.             INTELLECTUAL PROPERTY OWNERSHIP

6.1.          Inventorship.  Inventorship of inventions within the Developed Technology shall be determined in accordance with United States Patent Law.

6.2.          Ownership of Developed Technology.  BioSphere shall own, and be free to use without obligation to DuPont, all Developed Technology.  DuPont shall treat all Developed Technology as the Confidential Information of BioSphere in accordance with the obligations of confidentiality set forth in Article 5.

6.3.          Assignment by DuPont.  DuPont agrees to, and hereby does, and shall cause each of its employees, consultants, subcontractors, and Affiliates (collectively with DuPont, the “DuPont Assignors”) to, assign exclusively to BioSphere all right, title, and interest in and to the Developed Technology conceived by such DuPont Assignors, alone or jointly with others, including all intellectual property rights associated therewith.  DuPont hereby appoints, and shall cause each DuPont Assignor to appoint, BioSphere as such DuPont Assignor’s attorney-in-fact for the purpose of executing such documents in its name as may be necessary or desirable to carry out the purposes of this Article, including to document, enforce, protect, or otherwise perfect BioSphere’s rights in any Developed Technology, including filing any applicable patent applications.  Upon BioSphere’s request and at BioSphere’s sole expense, DuPont shall, and shall use commercially reasonable efforts to cause each DuPont Assignor to, assist BioSphere or anyone BioSphere reasonably designates in preparing, filing, prosecuting, obtaining, enforcing or defending any application for Intellectual Property or grant of right issuing therefrom for same in any country(ies) in the world.

7.             LICENSE

7.1.          License Grant.  DuPont hereby grants to BioSphere an non-exclusive, sublicensable license (or non-exclusive sublicense, as the case may be) in the Territory under the DuPont Background Intellectual Property to use, sell, offer for sale, import, make and have made Improved-Process Products in the Territory.  Such license (or sublicense) shall be limited to DuPont Background Intellectual Property necessary or useful for BioSphere to implement changes to the manufacturing process for the Improved-Process Product set forth in the Implementation Plan.

7.2.          License Upon Expiration.  Upon the expiration of this Agreement in accordance with Section 4.1, BioSphere shall have a fully paid-up, non-exclusive, royalty-free, perpetual, irrevocable license under the DuPont Background Intellectual Property to use, sell, offer for sale, import, make and have made Improved-Process Products in the Territory.

8.             COMPENSATION

8.1.          Milestone Payment.

8.1.1.       In consideration of the work and information provided hereunder, BioSphere will pay DuPont [**] dollars ($[**]) within [**] days after DuPont has provided the Implementation Plan to BioSphere (the “First Milestone Payment”).

8.1.2.       In further consideration of the work and information provided hereunder, BioSphere will pay DuPont an additional [**] dollars ($[**]) within [**] days after demonstration of the yield improvement at BioSphere’s facility in France as set forth in Phase 5 of the Work Plan (the “Second Milestone Payment”).  In the event that BioSphere has not provided DuPont access to its manufacturing process and personnel as required in Phase 5 of the Work Plan, the Second Milestone Payment will be paid [**] days after completion of Phase 4 of the Work Plan.

8.1.3.       The First Milestone Payment and Second Milestone Payment will be made regardless of whether BioSphere implements any changes to the manufacturing process for the Product resulting from the Implementation Plan.  The First Milestone Payment and Second Milestone Payment are nonrefundable.  The sum of the First Milestone Payment and the Second Milestone Payment actually paid will be credited against the Cost Savings Payments owed by BioSphere pursuant to Section 8.2, if any, until fully credited.

8.2.          Cost Saving Payments.  In further consideration of the work and information provided hereunder, BioSphere will pay to DuPont, every calendar quarter, the Cost Saving Payment, commencing the date upon which BioSphere first implements any portion of the Implementation Plan in the manufacturing of Improved-Process Product.

8.3.          Applicable Definitions.  The following terms will have the definitions set forth below:

8.3.1.       “Actual Cost Per Liter” means the total cost for all materials, labor and overhead used in or allocated to the BioSphere Manufacturing Process, as revised to implement any portion of the Implementation Plan, for the relevant quarterly period divided by the product of (a) Initial VRAC Liters for such calendar quarter multiplied by (b) the Actual Yield for such calendar quarter.

8.3.2.       “Actual Yield” means the cumulative number of Final Sieve Accepted Liters that are bottled and accepted by BioSphere’s quality control division in the relevant calendar quarter divided by the cumulative number of Initial VRAC Liters started from all lots in such quarter, with such result expressed as a percent; provided that if an Initial VRAC Liter is started in one calendar quarter but the related Final Sieve Accepted Liter is not accepted by BioSphere’s quality control division until the following calendar quarter, such Initial VRAC Liter shall be deemed to be started in the following calendar quarter.

8.3.3.       “Baseline Cost Per Liter” means the total cost for all materials, labor and overhead used in or allocated to the BioSphere Manufacturing Process for the relevant calendar quarter divided by the product of (a) Initial VRAC Liters for such calendar quarter multiplied by (b) the Baseline Yield.

8.3.4.       “Baseline Yield” means the cumulative number of Final Sieve Accepted Liters that are bottled and accepted by BioSphere’s quality control division through the period ending December 31, 2007 divided by the cumulative number of Initial VRAC Liters started for all lots through the period ended December 31, 2007, with such result expressed as a percent.  Based on the yields set forth on Schedule B, the “Baseline Yield” is estimated to be [**]%; provided that the actual “Baseline Yield” will be calculated by BioSphere and communicated to DuPont no later than January 31, 2008.

8.3.5.       “Cost Saving Payment” means [**] percent ([**]%) of the Total Cost Saving for any given calendar quarter.

8.3.6.       “Cost Savings Per Liter” means the Baseline Cost Per Liter minus the Actual Cost Per Liter, but the “Cost Savings Per Liter” may not be less than zero.

8.3.7.       “Final Sieve Accepted Liters” means all Product(s) or Improved Process Product(s), as applicable, that are processed through the final sieve step of the production process and accepted by BioSphere’s quality control division.

8.3.8.       “Initial VRAC Liters” means bulk microspheres before they are processed through the final sieve step of the production process.

8.3.9.       “Total Cost Saving” means the Cost Savings Per Liter multiplied by actual Final Sieve Accepted Liters produced during the relevant calendar quarter by or on behalf of BioSphere or its Affiliates in or for sale in the Territory.

For purpose of making the calculations described in the definitions above, the following shall apply:  (a) Actual Yield and Actual Cost Per Liter calculations shall not include any Final Sieve Accepted Liters processed prior to the date upon which BioSphere first implements any portion of the Implementation Plan in the manufacturing of Improved-Process Product; (b) all calculations that are dependent on the number of Final Sieve Accepted Liters will be based on such number of Final Sieve Accepted Liters that are bottled and accepted by BioSphere’s quality control division (in accordance with such division’s standard operating procedures); (c) all calculations that include related Initial VRAC Liters will be based on the number of Initial VRAC Liters started for the same lot that is ultimately processed to result in Final Sieve Accepted Liters; (d) all Cost Savings Payments will be made in U.S. dollars; and (e) the Total Cost Savings will be calculated in the local currency of the manufacturing facility and converted to U.S. dollars using the average monthly rate of exchange listed in the New York edition of The Wall Street Journal for the calendar quarter prior to the date on which the associated Cost Savings Payments are made.  By way of illustration, an example of how the calculations described in the definitions above would apply is set forth in Schedule C.  To the extent there are any inconsistencies between Schedule C and the definitions described above, the definitions described above will govern.

8.4.          Timing of Calculation.  BioSphere shall calculate and communicate to DuPont the Cost Saving Payments (and all underlying calculations and components) within [**] days of the end of each calendar quarter.

8.5.          Timing of Payments.  Cost Saving Payments will be made every calendar quarter, no later than [**] days after the calculations of such payments pursuant to Section 8.4.

8.6.          Books and Records/Audit.  BioSphere will maintain books and records documenting all components of the Cost Saving Payments, including the liters of Improved-Process Product manufactured by or on behalf of BioSphere or its Affiliates for sale in the Territory, in accordance with applicable generally accepted accounting principles (GAAP).  DuPont, or an accountant retained by DuPont, may audit such books and records during normal office hours with at least [**] business days’ notice, but not more than [**] during any 12-month period.  The costs of any such audit will be paid by DuPont, unless it is discovered during the course of such audit that BioSphere underpaid Cost Saving Payments during any calendar quarter by more than [**]%), in which case BioSphere will reimburse DuPont for the costs of such audit.

8.7.          Interest.  Any Milestone Payment or Cost Saving Payment that is not timely made will be subject to interest at the then-current Wall Street Journal Prime Rate, or the maximum interest rate allowed by law.

9.             DISCLAIMERS AND LIMITATIONS

9.1.          No Implied Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE IMPLEMENTATION PLAN OR THE DEVELOPED TECHNOLOGY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INTELLECTUAL PROPERTY FREEDOM TO OPERATE, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES, AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED.

9.2.          No Guarantee or Performance Warranty.  Neither party makes any representation, promise or warranty that the Project will be successful in whole or in part [**].

9.3.                              Limitations on Liability.  EXCEPT FOR A VIOLATION OF ARTICLE 5 OR THE OBLIGATIONS UNDER ARTICLE 10, IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING HEREUNDER, BASED ON ANY LEGAL THEORY, INCLUDING ECONOMIC DAMAGE, INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER A PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF ANY OF THE FOREGOING.

9.4.                              Cap on Damages.  For DuPont, no claim of any kind, whether or not based on warranty, contract, breach of warranty or contract, negligence, strict liability, any other tortious act or omission, or any other theory, arising out of or related to this Agreement, the Project, the Implementation Plan, the provision of data or information, or the licensing of DuPont Background Intellectual Property hereunder will be [**].

10.            INDEMNIFICATION

10.1.                        BioSphere agrees to Indemnify, defend and hold harmless DuPont, including Affiliates, officers, directors, employees, and agents thereof (collectively, “Indemnitees”) from all claims, demands, suits, or actions (including attorneys’ fees incurred that are reasonable and customary for commensurate type of litigation) asserted against any Indemnitees for any damages (including compensatory or punitive damages arising from personal injury, wrongful death, property damage, incidental or consequential damages), that may be sustained by any third party or any of the Indemnitees occurring out of or incident to or based on

10.1.1.               any alleged breach of a contractual obligation related to the Project or a BioSphere product,

10.1.2.               any alleged violation of any statute or regulation related to the Project or a BioSphere product,

10.1.3.               any direct or consequential costs and damages resulting from any product recall of a BioSphere product,

10.1.4.               tortious conduct of BioSphere related to the Project or a BioSphere product,

including claims of strict liability, concert of action, conspiracy, third party contractor claims, or allegations of joint or sole negligence or other tortious conduct; provided, however, that such indemnity will not apply to the extent of damages proven in a court of law to be caused by the Indemnitees.

10.2.                        In a claim for indemnity, it will not be required that DuPont prove that DuPont Technology or Development Technology was used in the manufacture of the I the BioSphere product (s) at issue.

10.3.                        Selection of Counsel.  BioSphere agrees to select, within fifteen (15) days from receipt from DuPont of a notice of a claim requiring representation, counsel reasonably satisfactory to DuPont to control the defense of any indemnified claim against DuPont; provided that, upon the request of DuPont, BioSphere and DuPont shall discuss in good faith whether separate counsel selected by DuPont is necessary to protect DuPont’s interests.  If the parties agree or, if they cannot agree, if DuPont in good faith determines that separate counsel is so necessary, then DuPont may select counsel reasonably satisfactory to BioSphere to defend any indemnified claim against DuPont.  BioSphere will pay the fees of the counsel selected to defend the indemnified claim against DuPont and, if separate counsel selected by DuPont is permitted hereunder, the fees of such separate counsel.

10.4.        Notice of Claims and Duty to Cooperate.  DuPont will give reasonably prompt notice to BioSphere of its indemnity claim under this Agreement.  This notice requirement will not be used to deny indemnity unless there is clear and convincing proof of substantial prejudice to BioSphere directly resulting from unreasonable delay in giving notice of an indemnity claim.  All parties to this Agreement will cooperate in the defense of any such claim.  If BioSphere in writing accepts the claim for indemnity and provides a defense and indemnity, then DuPont will not enter into any settlement agreement regarding such claim without prior written approval of BioSphere.

11.                               REPRESENTATIONS AND COVENANTS

11.1.        Mutual Representations and Warranties.  Each party hereby represents, warrants and covenants that:

11.1.1.               No Conflicts.  As of the Effective Date, the execution, delivery and performance of the Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

11.1.2.               Agents.  All employees or contractors of either party working on the Project under this Agreement are under an obligation to assign their rights in all intellectual property developed by them to the respective employing party; and

11.1.3.               Authority.  As of the Effective Date, (i) each party has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (ii) all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation (other than contemplated regulatory approvals) have been duly and properly taken and obtained.

11.2.        Representations of BioSphere.  BioSphere acknowledges, represents and warrants to DuPont that:

11.2.1.               BioSphere is an experienced manufacturer of the Products.

11.2.2.               BioSphere employs or retains agents and consultants, who are experienced, sophisticated and knowledgeable in the properties, processing, and hazards of the manufacturing and use of the Products.

11.2.3.               BioSphere employs or retains regulatory and medical staff properly trained in the requirements of all applicable laws and regulations (e.g., the Food, Drug and Cosmetic Act, the Medical Device Amendments thereto) pertaining to the Products, including materials employed in the Products, and this staff is competent in conducting safety and efficacy studies and in guiding proper labeling, use and sale of the Products.

11.2.4.               There are no pending or threatened claims, actions or litigations relating to the Products, including product liability, personal injury or intellectual property infringement claims, pending or threatened governmental investigations, inquiries, fines or penalties relating to the Products, or pending or threatened recalls in connection with the Products that are not disclosed in the March 27, 2007 BioSphere Form 10K Annual Statement.

11.2.5.               The data regarding manufacturing yield for the Products provided to DuPont by BioSphere and attached hereto as Schedule B, is complete and accurate as of the Effective Date.

11.3.        BioSphere Covenants.  BioSphere covenants to DuPont that BioSphere will:

11.3.1.               will take all such actions as are needed to comply with all laws and regulations pertinent to the Products;

11.3.2.               assume full responsibility for providing appropriate warnings to BioSphere end users and potential BioSphere end users of the Products;

11.3.3.               bear all responsibility, risk and liability for selection of the manufacturing process and use of materials in the manufacture of the Products;

11.3.4.               bear all responsibility, risk and liability for performing or having performed all appropriate tests needed to reasonably assure suitability of the manufacturing processes for the Products and the safety and efficacy of the Products with the appropriate use warnings;

11.3.5.               provide complete and accurate information regarding the Cost Saving Payment calculations and all components thereof; and

11.3.6.               uphold throughout the term of this Agreement the representations and covenants made in this Agreement and notify DuPont of any material change to those representations, as soon as reasonably practicable, but no later than forty-five (45) days after the change.

12.                               GENERAL PROVISIONS

12.1.        Entire Agreement.  This Agreement sets forth the entire understanding and agreement between BioSphere and DuPont with respect to the subject matter hereof, and there are no understandings, agreements, conditions, or representations, oral or written, expressed or implied, with reference to the subject matter hereof that are not merged or superseded hereby.  The provisions of the Collaboration Agreement do not apply to the Project that is the subject matter of this Agreement.

12.2.        Publicity.  Any news release, public announcement or statement, advertisement or publicity to be released by any party concerning the Agreement will be subject to the prior written approval of the other party prior to release.

12.3.        Trademarks, Trade Names.  Neither party will use any trade name, trademark, logo or trade dress of the other party without the other party’s prior written approval.

12.4.        Insurance.  Throughout the term of this Agreement, BioSphere will, at its expense, carry and maintain general liability and products liability insurance on policy forms and with an insurance company or companies reasonably acceptable to

DuPont in the amount of five million dollars ($5,000,000).  DuPont acknowledges and agrees that an insurance company with an AM Best Rating of A, VII or higher is an acceptable insurance company.  Such insurance will cover all claims of bodily injury, death or property damage arising in any way from the work performed under this Agreement or the products produced or sold by BioSphere and will name DuPont as an additional insured.  In the event that the insurance policies are written on a claims-made basis, BioSphere will use best efforts, to the extent coverage is commercially available, to keep the policies in force for an extended period of no less than five (5) years after termination or expiration of this Agreement.  Upon the request of DuPont, BioSphere will provide DuPont with certificates of insurance evidencing the coverage.  Such certificates will provide that the insurer will give DuPont at least thirty (30) days advance notice of any changes in, or cancellation or non-renewal of, coverage and note any exclusions.

12.5.        Manufacturing Process Review.  After delivery of the Implementation Plan, during the term of this Agreement, upon request BioSphere will allow DuPont to access during normal hours of operation, or gain approval for DuPont to access during normal hours of operation, all facilities manufacturing Product or Improved-Process Product for the sole purpose of determining whether BioSphere has implemented any portion of the Implementation Plan.

12.6.        Dispute Resolution.

12.6.1.               The parties will attempt in good faith to resolve any disputes relating to or arising out of this Agreement promptly by negotiations between executives who have authority to settle the dispute.  Either party may give the other party written notice of any dispute not settled in the normal course of business.  Within ten (10) days after delivery of such notice, the receiving party will identify in writing the name and title of the executive(s) who will represent that party in negotiations.  As soon as reasonably practicable but no later than thirty (30) days after delivery of such notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All negotiations pursuant to this clause will be Confidential Information and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

12.6.2.               If a dispute has not been resolved within sixty (60) days after the delivery of the notice of dispute or if the parties fail to meet within thirty (30) days after the delivery of the notice of dispute, any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, will be finally resolved by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association then currently in effect (the “AAA Rules”), by a sole arbitrator mutually selected by the parties.  If the parties fail to mutually select an arbitrator within thirty (30) days after initiation of the arbitration proceeding, the arbitrator will be selected as provided in the AAA Rules.  The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The place of the arbitration will be New York, New York.

12.7.                        Notices/Payments.  All notices pertaining to or required by this Agreement will be in writing and will be signed by an authorized representative and will be delivered by hand, sent by facsimile (with hard copy sent by mail), sent by national overnight courier, or sent by certified mail, return receipt requested, with postage prepaid, addressed as follows:

If to DuPont:

                                                Global Business Director—BioMedical
DuPont Applied Biosciences
Experimental Station E301/206
Rt. 141 & Henry Clay Drive
Wilmington, DE 19803
Facsimile:  302-695-9696
Telephone: 302-695-7687

With copy to:

                                                DuPont Legal
Attention: Counsel, Applied Biosciences
1007 Market Street
Wilmington, Delaware 19898
Telephone:  302-774-1000

If to BioSphere:

BioSphere Medical, Inc.
1050 Hingham Street
Rockland, MA  02370
Attention:  Richard Faleschini, Chief Executive Officer
Facsimile:  (781) 982-3028
Telephone:  (781) 681-7920

With copy to:

Jones Day
222 E. 41st Street
New York, NY  10017
Attention:  Ann L. Gisolfi, Esq.
Facsimile:  (212) 755-7306
Telephone:  (212) 326-3595

All payments to DuPont required by this Agreement will be made in U.S. dollars by wire transfer to the following account with the following information:

[**]

ABA Routing # [**]

Account #: [**]

Account Name: [**]

Description: [**]

Any party may change such address for notice or payment by notice given to the other party in the manner set forth above.  All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt or facsimile transmission.

12.8.        Amendments.  Any modification or amendment to this Agreement will not be effective until a written amendment is signed by all the parties hereto by their representatives duly authorized to execute such amendments.

12.9.        Assignment.  Except as otherwise permitted herein, neither this Agreement nor any rights or obligations of any party hereunder will be assigned or otherwise transferred by either party without the prior written consent of the other party; provided that either party may assign this Agreement to an Affiliate or to a successor to or purchaser of all or substantially all of the business or assets of such party or of the business or assets to which this Agreement relates, or as part of a reorganization, amalgamation, merger, or change of control of such party.  Any purported assignment in conflict with the provisions of this paragraph will be deemed null and void.

12.10.      License.  Except as specifically set forth herein, no license or right is granted by implication or otherwise with respect to any Intellectual Property.

12.11.      Waivers.  None of the provisions of this Agreement will be considered waived by any party hereto unless such waiver is given in writing to the other party.  The failure of any party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any party hereto.

12.12.      Severability.  The illegality or invalidity of any provisions of this Agreement will not impair, affect or invalidate the other provisions of this Agreement.  The illegality or invalidity of any provision of this Agreement in any individual country in the Territory will not impair, affect or invalidate any provisions of the Agreement in other countries in the Territory.

12.13.      Force Majeure.  Neither party will be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement; provided such delay or failure will be occasioned by a cause beyond the reasonable control of and without the fault or negligence of such party, including fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, war, terrorist attack, epidemic, strikes, labor disturbances, transportation difficulties or labor shortage.

12.14.      Applicable Law.  This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, USA, without reference to any choice of law principles which may direct the application of the laws of a different jurisdiction.

12.15.      Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall constitute one and the same legal instrument.

12.16.      Interpretive Rules.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular, and the use of any gender shall be deemed to include the other gender; (b) the use of the term “including” means “including but not limited to”; (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (d) the word “or” is used in the inclusive sense (and/or); (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (f) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

IN WITNESS WHEREOF authorized representatives of the parties have signed this Agreement as of the date set forth above.

E. I. du Pont de Nemours and Company

By:	/s/ John Ranier

Name:	John Ranier

Title:	VP/6M Applied Biosciences

BioSphere Medical, Inc.

By:	/s/ Richard J. Faleschini

Name:	Richard J. Faleschini

Title:	President and CEO

Schedule A

WORK PLAN

Yield Improvement Project

[**]

Confidential materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages have been omitted. [**]

Schedule B

Embosphere and EmboGold Manufacturing Yields

MS Lot Number	Accepted VRAC Liters	Final Sieve Accepted Liters	Overall Yield%
2005
Total	[**]	[**]	[**]
2006
Total	[**]	[**]	[**]
2007
Sub Total YTD-Q3	[**]	[**]	[**]

Expected Q4’07	[**]	[**]	[**]

Expected Full Year 2007 Baseline Yield	[**]	[**]	[**]

Schedule C
Cost Saving Payment Calculation

For Illustration Purposes Only

	Formula for Example 1	Results for Example 1	Formula for Example 2	Results for Example 2
Initial VRAC Liters		[**]		[**]
Final Sieve Accepted Liters for Baseline Yield Calculation		[**]		[**]
Final Sieve Accepted Liters for relevant calendar quarter		[**]		[**]

Total materials, labor and overhead costs		[**]		[**]

Baseline Yield	[**]	[**]	[**]	[**]
Actual Yield	[**]	[**]	[**]	[**]

Baseline Cost Per Liter	[**]	[**]	[**]	[**]
Actual Cost Per Liter	[**]	[**]	[**]	[**]
Cost Savings Per Liter	[**]	[**]	[**]	[**]

Total Cost Savings Euros	[**]	[**]	[**]	[**]
Total Cost Savings USD		[**]		[**]

Cost Saving Payment (to DuPont)	[**]	[**]	[**]	[**]

[**]